Exhibit 99.1

ARES MANAGEMENT, L.P. REPORTS THIRD QUARTER 2018 RESULTS

LOS ANGELES--Ares Management, L.P. (NYSE:ARES) today reported its financial results for its third quarter ended September 30, 2018.

"Our assets under management crossed over $125 billion as we have experienced record fundraising with approximately $26 billion of gross capital raised through the first nine months,” said Michael Arougheti, Chief Executive Officer and President of Ares.  “The benefits from our AUM growth and expanded investment capabilities are being reflected in record management fee income and fee related earnings for the third quarter, both of which have experienced double digit growth compared to the same period in 2017."

"We ended the third quarter with available capital representing 28% of our assets under management. Our considerable dry powder and the management fees tied to it have us well positioned to continue to pursue unique investment opportunities and grow our management fee revenue in the periods ahead,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “Our previously announced legal conversion to a Delaware corporation is proceeding as planned and we expect to complete this process on November 30, 2018.  We believe that this new structure will enable inclusion in certain equity indices and continue to increase the visibility of our stock to a broader group of global investors."

Common Dividend
Ares declared a quarterly dividend of $0.28 per common share, payable on December 31, 2018 to common shareholders of record at the close of business on December 17, 2018.
Preferred Dividend
Ares declared a quarterly dividend of $0.4375 per Series A Preferred Share with a payment date of December 31, 2018 to preferred shareholders of record as of the close of business on December 17, 2018.
Corporate and Tax Status
The Company’s conversion to a Delaware corporation has been approved by its Board of Directors and is currently expected to be completed on November 30, 2018.  As part of the new structure, the Company plans to provide voting rights to common shareholders through a multi-class high-low voting structure. Since March 1, 2018, Ares Management, L.P. has been treated as a corporation for federal and state income tax purposes and ownership of our shares does not generate any unrelated business taxable income (UBTI) or income effectively connected with a U.S. trade or business (ECI). The planned legal conversion does not impact this treatment. As of March 1, 2018, dividends are reported on Form 1099 DIV and shareholders may be eligible for the favorable tax rates applicable to qualified dividend income. The planned legal conversion to a Delaware corporation does not impact this treatment.
Additional Information
Ares issued a full detailed presentation of its third quarter 2018 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Third Quarter 2018 Earnings Presentation." We also filed our Third Quarter 2018 Earnings Presentation on Form 8-K for the quarter ended September 30, 2018 with the U.S. Securities and Exchange Commission on November 1, 2018 and will file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 with the U.S. Securities and Exchange Commission on November 5, 2018.
Conference Call and Webcast Information
Ares will host a conference call on November 1, 2018 at 12:00 p.m. ET to discuss third quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 6010428 followed by the # sign and reference “Ares Management, L.P.” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through December 1, 2018 (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10124524. An archived replay will also be available through December 1, 2018 on a webcast link located on the Home page of the Investor Resources section of our website.
About Ares Management, L.P.
Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $125 billion of assets under management as of September 30, 2018 and 18 offices in the United States, Europe, Asia and Australia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management, L.P. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Cameron Rudd
cdrake@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597